Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 15, 2022 on the consolidated financial statements of Friendable, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in the Regulation A Offering Circular of Friendable, Inc. on Form 1-A POS, and to the reference to our firm under the heading “Experts”.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

May 11, 2022